Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Viisage Technology, Inc. of our report dated September 13, 2005, except for Note 14 as to which the date is February 13, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Identix Incorporated’s Current Report on Form 8-K dated February 13, 2006. We also consent to the incorporation by reference of our report dated September 13, 2005 relating to the financial statement schedule, which appears in Identix Incorporated’s Annual Report on Form 10-K for the year ended June 30, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 13, 2006